Exhibit 99.1


ATHEY PRODUCTS SOLD TO FEDERAL SIGNAL

WAKE FOREST, N.C., February 21, 2001/PRNewswire/ -

Athey Products Corporation (Nasdaq OTC Bulletin Board: ATPCQ - news), a manufacturer of street sweeping and material handling equipment, filed a voluntary petition for relief pursuant to Chapter 11 of the Bankruptcy Code with the U. S. Bankruptcy Court for the Eastern District, Raleigh Division, on December 8, 2000. On February 20, 2001, upon motion of Athey and pursuant to a previously approved overbid process, the Court approved the sale to Five Star Manufacturing, LLC, a wholly owned subsidiary of Federal Signal Corporation ("Five Star"), of substantially all of the Company's assets for $12,301,000 in cash (subject to contractual adjustments as applicable) and the assumption by Five Star of certain obligations including existing sale agreements to its customers, warranties, dealer agreements and various unfilled purchase agreements with vendors. An overbid fee of $200,000 is also to be paid to Alamo Group (NC) Inc. as the unsuccessful initial bidder and as had been agreed previously with the Company.

A final closing for the sale was set for March 5, 2001. In addition, the Court approved the rejection of certain contracts involving the sale of real estate and the employment of officers, and denied the motion to reject the collective bargaining agreement which expires by its terms on April 20, 2001.